UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 12, 2023

Live Ventures Incorporated

(Exact name of Registrant as Specified in Its Charter)

Nevada	001-33937	85-0206668
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

325 E. Warm Springs Road, Suite 102
Las Vegas, Nevada	89119
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (702) 997-5968

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	LIVE	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers

On June 12, 2023, Marquis Industries, Inc. (“Marquis”), a subsidiary of Live Ventures Incorporated (the “Company”), entered into amended and restated employment agreements (the “Restated Agreements”), effective June 1, 2023 (the “Effective Date”) and ending on May 31, 2028, with each of Weston A. Godfrey, Jr. (age 44) and Gary C. Graham, Jr. (age 54) (each, an “Executive Officer”). Immediately prior to the Effective Date, Mr. Godfrey was serving as Chief Executive Officer and Mr. Graham was serving as President of Marquis, pursuant to employment agreements dated January 22, 2018 and July 29, 2019, respectively. Prior to rejoining Marquis in January 2018, Mr. Godfrey worked for Samsung Electronics America, Inc., and earlier in his career for Dupont. Mr. Graham previously worked for a manufacturing company for domestic bedding products before joining Marquis in 2003, where he has held various leadership positions. Mr. Godfrey holds a Bachelor of Business Administration in Marketing and Mr. Graham a Bachelor of Arts in Political Science, each from the University of Georgia.

Throughout the Term, each Executive Officer will serve as a Co-Chief Executive Officer, with Mr. Godfrey primarily responsible for manufacturing operations and administrative functions and Mr. Graham primarily responsible for sales, marketing, growth initiatives, product offering and mix. Each will be paid an annual salary of $425,000 (“Base Salary”) and each may earn a quarterly cash incentive bonus based on the percentage increase in Pre-Tax Income of Marquis over the immediately previous quarter, commencing with the First Production Bonus Period. Each is also entitled to a one-time bonus of $75,000 pursuant to the terms of their prior employment agreements. Each is entitled to (i) a car allowance of $1,000 per month, (ii) family health and dental insurance at Marquis’ expense, (iii) a $1.0 million term life insurance policy provided by or paid for in full by Marquis; and (iv) a family membership to a wellness center paid for in full by Marquis.

If an Executive Officer is terminated by Marquis without Cause, other than because of death or disability, the Executive Officer will continue to receive (i) his unpaid base salary for a period of twelve (12) months following such termination; and (ii) fully paid family coverage of health and dental insurance at Marquis’ expense until the earlier of twelve (12) months after such termination or the date of the Executive Officer’s subsequent employment with an otherwise unaffiliated entity. However, if, within twelve (12) months of a Change of Control, Marquis terminates the Executive without Cause or the Executive Officer terminates his employment for Good Reason, Marquis will pay the Executive Officer an amount equal to two times his Base Salary. Should a Change of Control event occur that results in the sale of Marquis for a purchase price of at least $100,000,000, Marquis will pay each Executive Officer an amount equal to his Base Salary upon the closing of such event.

The Executive Officers are each subject to customary restrictive covenants, including confidentiality, non-competition, non-solicitation, and non-disparagement.

The descriptions contained in this Form 8-K are qualified in their entirety by the terms of the actual agreements filed herewith as exhibits to this Form 8-K and incorporated by reference herein. Capitalized terms not otherwise defined herein will have the meanings ascribed to them as set forth in the Restated Agreements.

Item 9.01 Financial Statements and Exhibits.

(d)        Exhibits

Exhibit Number	Description

10.115	Weston A. Godfrey, Jr. Amended and Restated Employment Agreement
10.116	Gary C. Graham, Jr. Amended and Restated Employment Agreement
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, we have duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIVE VENTURES INCORPORATED

By:	/s/ Jon Isaac
	Name:	Jon Isaac
	Title:	Chief Executive Officer

Dated: June 16, 2023

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